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                                                                  EXHIBIT (a)(2)

FROM:                 Roger L. Koenig, Chief Executive Officer

SUBJECT:              OFFER TO EXCHANGE OPTIONS

DATE:                 August 20, 2001

IMPORTANT NEWS--PLEASE READ IMMEDIATELY AND TAKE ACTION BEFORE 5:00 P.M. MDT ON SEPTEMBER 18, 2001

         The Board of Directors of Carrier Access Corporation (the "Board") has adopted resolutions approving the offer to all eligible employees who hold stock options with price greater than or equal to $10.00 per share under (1) the Company's 1998 Stock Incentive Plan, as amended, and as may be amended from time to time (the "1998 Plan"), and (2) the Company's 1995 Stock Incentive Plan (the "1995 Plan," and, together with the 1998 Plan and the 1995 Plan, the "Option Plans") the opportunity to exchange outstanding stock options (the "Old Options") for options granted under the 1998 Plan and exercisable at the closing Nasdaq price on March 18, 2002, or a later date if the Exchange Offer is extended (the "New Options" or "New Option"). Stock options granted pursuant to the Millennia Systems, Inc. Nonqualified Stock Option Plan were assumed by Carrier Access at an exercise price less than $10.00 per share, and will consequently not be affected in any way by this option Exchange Offer. Carrier Access Corporation ("Carrier Access," also referenced herein as "us," "we" and "our") is making the offer upon the terms and conditions described in (i) the Offer to Exchange; (ii) this memorandum; (iii) the Election Form; and (iv) the Notice to Withdraw from the Offer. This offer expires at 5:00 p.m. Mountain Daylight Time on September 18, 2001.

         If you are eligible and you elect to participate in this Exchange Offer, your existing Old Options will be cancelled and you will receive a promise to issue a new option (the "New Options" or "New Option"). You will receive a number of shares subject to New Options for every share subject to the options tendered which varies according to the most recent performance rating you have received under the Company's performance rating system. Employees who are rated "outstanding" will receive three shares subject to New Options for every four shares subject to options tendered. Employees who are rated "exceeds" will receive two shares subject to New Options for every three shares subject to options tendered. Employees who are rated "key contributor" will receive one share subject to New Options for every two shares subject to options tendered. Employees who are rated "limited" or "missed" are ineligible to participate in the Exchange Offer. Employees holding options who have not received a performance rating under the Company's performance rating system were granted options with an exercise price below the $10.00 threshold price required to participate in the Exchange Offer, and are therefore not eligible to participate in the Exchange Offer. The New Option will be substantially similar in terms and conditions as the Old Option and will be granted under the terms of the 1998 Plan. This offer may be accepted or rejected as to each grant or none of your grants. There must be strict adherence to the following rules:

         You may participate in the offer if you hold options to purchase Common Stock of the Company granted at an exercise price greater than or equal to $10.00 per share, and you meet the following criteria as of the date the offer commences and through the Cancellation Date:

         o your most recent performance rating under the Company's performance rating system was "outstanding," "exceeds" or "key contributor;" and


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         o  you are an employee of Carrier Access Corporation or one of our subsidiaries residing or working in the United States and are subject solely to the tax laws of the United States.

Our affiliates, including members of our board of directors and executive officers listed Schedule A to the Offer to Exchange, are not eligible to participate. Employees whose most recent performance rating under the Company's performance rating system was "limited" or "missed" are not eligible to participate in the Exchange Offer. Employees holding options who have not received a performance rating were granted options with an exercise price below the $10.00 threshold price required to participate in the Exchange Offer and are therefore not eligible to participate in the Exchange Offer.

THE NEW OPTIONS

1. All Old Options cancelled pursuant to this program are eligible to be exchanged for New Options granted under the 1998 Plan, at the discretion of the Board of Directors.

2. The exercise price of the New Option will be equal to the closing price on Nasdaq on the day we grant the New Option, which is expected to be March 20, 2002, unless the Exchange Offer is extended.

         If Carrier Access is acquired by another company, then the New Option you receive could be for the purchase of the acquirer's stock (as opposed to Carrier Access' stock), with an exercise price equal to the fair market value of such acquirer's stock on the date of grant.

         The exercise price of the New Options may be higher, or lower, or the same as the exercise price of your Old Options.

         THERE IS A POSSIBILITY THAT THE EXERCISE PRICE OF THE NEW OPTIONS COULD BE HIGHER THAN THE EXERCISE PRICE OF THE OLD OPTIONS, RESULTING IN A LOSS OF SOME STOCK OPTION BENEFIT TO YOU.

3. The New Option will vest in accordance with the vesting schedule of the Old Option; however, you will not receive any vesting credit for the period in between the cancellation date of the Old Options and the grant date of the New Options.

4. If your employment with Carrier Access or any of its subsidiaries terminates voluntarily OR involuntarily for any reason prior to the grant of the New Option, you will not receive a New Option. Unless otherwise expressly provided in your employment agreement, if one is in place, or by the applicable laws of a non-U.S. jurisdiction, your employment with Carrier Access will remain "at-will" and can be terminated by you or Carrier Access at any time, with or without cause or notice.

5. All other terms of the 1998 Plan, as applicable to the New Option you receive, will be applied.

ELIGIBLE GRANTS AND OPTION CANCELLATION RULES

1. All Old Options with an exercise price greater than or equal to $10.00 per share held by eligible employees and which were granted under the Option Plans are eligible for consideration for cancellation and grant of


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         New Options, assuming your election is received by 5:00 p.m. Mountain
         Daylight Time on September 18, 2001 or, if we have extended the Offer, by the new expiration of the Offer.

2. Any of your eligible outstanding, unexercised options granted under the Option Plans may be cancelled. If you elect to cancel any options within a stock option grant, the option grant must be cancelled with respect to all unexercised options within that grant.

3. If a decision is made to cancel a grant, all grants issued on or after March 18, 2001 (within the six months prior to the cancellation) must also be cancelled. All cancelled grants will be replaced with a promise to issue a New Option at least six months and one day from the date the Old Options are cancelled (a "Promise to Grant Stock Option(s)"). We expect to grant New Options on March 20, 2002, unless the grant date changes because the offer was extended beyond its original expiration date.

4. Individuals canceling a grant pursuant to this program will not be eligible for additional grants until March 20, 2002, or a later date if we extend the offer.

5. Once your Old Options are cancelled, you will not be able to exercise your Old Options, even if your employment is terminated by you or Carrier Access prior to the grant date of the New Option, and you will not receive any New Options.

6. Any New Options which you receive in exchange for Old Options will be incentive stock options (to the extent allowed by law) if the Old Options you tendered were incentive stock options and non-qualified stock options if the Old Options you tendered were non-qualified stock options.

7. All rights to your Old Options which are cancelled will be irrevocably forfeited.

         THIS OFFER IS NOT A GUARANTEE OF EMPLOYMENT FOR ANY PERIOD. UNLESS OTHERWISE EXPRESSLY PROVIDED IN YOUR EMPLOYMENT AGREEMENT, IF ONE IS IN PLACE, OR THE APPLICABLE LAWS OF A NON-U.S. JURISDICTION, YOUR EMPLOYMENT WITH THE COMPANY REMAINS "AT WILL" AND MAY BE TERMINATED AT ANY TIME BY EITHER YOU OR THE COMPANY, WITH OR WITHOUT CAUSE OR NOTICE.

         All eligible option holders must complete an Offer to Exchange Options Election Form ("Election Form") and hand deliver, courier or fax a signed copy to Katy Fassett, Investor Relations Specialist at Carrier Access Corporation, 5395 Pearl Parkway, Boulder, CO 80301, fax no. (303) 218-5797, no later than 5:00 p.m. Mountain Time on September 18, 2001. You are required to make your election to "accept" the exchange agreement and identify the option grant(s) to be cancelled if you wish to participate.

         Carrier Access intends to e-mail a confirmation of receipt to you within two (2) business days of receiving your Election Form. This will merely be a confirmation that we have received your Election Form; your options will not be cancelled until September 19, 2001, which is the first business day following the expiration of the Offer. If you have not received a confirmation of receipt, it is your responsibility to ensure that we have received your Election Form.


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IF YOUR ELECTION IS RECEIVED AFTER 5:00 P.M. MOUNTAIN DAYLIGHT TIME ON SEPTEMBER
18, 2001, IT WILL NOT BE ACCEPTED AND YOU WILL BE CONSIDERED TO HAVE REJECTED
THE OFFER TO EXCHANGE.

         You will also receive a more detailed document, entitled the Offer to Exchange Certain Outstanding Options for New Options under the 1998 Stock Incentive Plan (generally referred to as the "Offer to Exchange"), explaining the program in greater detail. PLEASE NOTE THAT THIS MEMORANDUM IS NOT A SUBSTITUTE FOR THE INFORMATION INCLUDED IN THE OFFER TO EXCHANGE, THE ELECTION FORM, AND THE NOTICE TO WITHDRAW FROM THE OFFER, WHICH, TOGETHER WITH THIS MEMORANDUM CONSTITUTE THE ENTIRE OFFER. YOU SHOULD CAREFULLY READ THESE DOCUMENTS IN THEIR ENTIRETY AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OFFER.